Exhibit 99.1

Intercontinental Exchange Reports Strong Second Quarter 2017 GAAP Diluted EPS of $0.70 on Record Revenues of $1.2 billion, +4% y/y; Record Adjusted Diluted EPS of $0.75

ATLANTA & NEW YORK, August 3, 2017 - Intercontinental Exchange (NYSE: ICE), a leading operator of global network of exchanges and clearing houses and provider of global data and listing services, today reported financial results for the second quarter of 2017. For the quarter ended June 30, 2017, consolidated net income attributable to ICE was $418 million on $1.2 billion of consolidated revenues less transaction-based expenses. Second quarter GAAP diluted earnings per share (EPS) were $0.70, up 17% year-over-year. On an adjusted basis, net income was $448 million in the second quarter, and diluted EPS were $0.75, up 9% year-over-year. Please refer to the reconciliation of non-GAAP financial measures included in the press release for more information on our adjusted net income and adjusted diluted EPS.

“Our record second quarter performance resulted in our seventeenth consecutive quarter of revenue growth," said ICE Chairman and CEO Jeffrey C. Sprecher. "This was driven by strength in both our data and listings and our trading and clearing segments, demonstrating the ability of our integrated business model to capture opportunities across global markets. We are focused on expanding our comprehensive trading, data and risk management solutions for our customers and creating strong value for shareholders."

Scott A. Hill, ICE CFO, added: “In the second quarter, we built on our track record of consistent revenue growth, expense discipline and margin expansion. This performance generated strong cash flows which allowed us to return over $700 million to shareholders in the first half of 2017 and has us on track to return around $1.4 billion this year. We are well positioned to achieve our growth objectives in 2017 and are investing to strengthen the foundation for continued growth in the future."

Second Quarter 2017 GAAP Results

Second quarter 2017 consolidated revenues, less transaction-based expenses, were $1.2 billion. Trading and clearing segment revenues, less transaction-based expenses, were $550 million in the second quarter 2017, up 4% compared to the prior second quarter. Data and listings segment revenues were $628 million in the second quarter of 2017, up 4% compared to the prior second quarter, including data services revenues of $521 million, up 5% and listings revenues of $107 million, up 2% over the prior second quarter.

Consolidated operating expenses were $569 million for the second quarter of 2017. Consolidated operating income for the second quarter was $609 million and operating margin was 52%. The effective tax rate for the second quarter was 25%.

Unrestricted cash was $398 million and outstanding debt was $5.9 billion as of June 30, 2017.

Financial Guidance

•	ICE's third quarter 2017 GAAP operating expenses are expected to be in a range of $545 million to $555 million and adjusted operating expenses(1) are expected to be in a range of $480 million to $490 million.

•	ICE's interest expense is expected to be $47 million in the third quarter and $49 million in the fourth quarter, including the effect of refinancing ICE's October bond maturity.

•	ICE's adjusted effective tax rate is expected to be approximately 31% for the third quarter.

•	ICE's diluted share count for the third quarter is expected to be in the range of 590 million to 595 million weighted average shares outstanding.

(1) The 2017 Non-GAAP adjusted operating expense excludes $67 million in amortization of acquisition-related intangibles for the third quarter of 2017. The GAAP operating expense forecast does not reflect an estimate of acquisition-related transaction and integration costs for the third quarter of 2017.

Earnings Conference Call Information

ICE will hold a conference call today, August 3, at 8:30 a.m. ET to review its second quarter 2017 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 4399343 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

The conference call for the third quarter 2017 earnings has been scheduled for November 2, 2017 at 8:30 a.m. ET. Please refer to the Investor Relations website at www.ir.theice.com for additional information.

Historical futures, options and cash ADV, rate per contract, open interest data and CDS cleared information can be found at: http://ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income

(In millions, except per share amounts)

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
Revenues:	2017	2016	2017	2016
Transaction and clearing, net	$1,615	$1,789	$817	$860
Data services	1,041	974	521	497
Listings	213	208	107	105
Other revenues	94	87	49	42
Total revenues	2,963	3,058	1,494	1,504
Transaction-based expenses:
Section 31 fees	183	196	92	98
Cash liquidity payments, routing and clearing	438	579	224	277
Total revenues, less transaction-based expenses	2,342	2,283	1,178	1,129
Operating expenses:
Compensation and benefits	479	472	234	236
Professional services	64	69	32	37
Acquisition-related transaction and integration costs	23	47	9	20
Technology and communication	195	184	97	92
Rent and occupancy	35	35	17	17
Selling, general and administrative	79	52	38	30
Depreciation and amortization	276	289	142	146
Total operating expenses	1,151	1,148	569	578
Operating income	1,191	1,135	609	551
Other income (expense):
Interest expense	(90)	(90)	(45)	(44)
Other income, net	187	11	1	9
Other income (expense), net	97	(79)	(44)	(35)
Income before income tax expense	1,288	1,056	565	516
Income tax expense	352	316	139	153
Net income	$936	$740	$426	$363
Net income attributable to non-controlling interest	(16)	(14)	(8)	(6)
Net income attributable to Intercontinental Exchange, Inc.	$920	$726	$418	$357

Earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Basic	$1.55	$1.22	$0.71	$0.60
Diluted	$1.54	$1.21	$0.70	$0.60
Weighted average common shares outstanding:
Basic	593	595	591	595
Diluted	597	598	595	599
Dividend per share	$0.40	$0.34	$0.20	$0.17

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of	As of
	June 30, 2017	December 31, 2016
Assets:
Current assets:
Cash and cash equivalents	$398	$407
Short-term investments	17	23
Short-term restricted cash and investments	769	679
Customer accounts receivable, net	912	777
Margin deposits and guaranty funds	53,585	55,150
Prepaid expenses and other current assets	767	97
Total current assets	56,448	57,133
Property and equipment, net	1,161	1,129
Other non-current assets:
Goodwill	12,001	12,291
Other intangible assets, net	10,103	10,420
Long-term restricted cash and investments	264	264
Long-term investments	—	432
Other non-current assets	347	334
Total other non-current assets	22,715	23,741
Total assets	$80,324	$82,003

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$415	$388
Section 31 fees payable	181	131
Accrued salaries and benefits	140	230
Deferred revenue	338	114
Short-term debt	2,023	2,493
Margin deposits and guaranty funds	53,585	55,150
Other current liabilities	137	111
Total current liabilities	56,819	58,617
Non-current liabilities:
Non-current deferred tax liability, net	2,915	2,958
Long-term debt	3,874	3,871
Accrued employee benefits	407	430
Other non-current liabilities	376	337
Total non-current liabilities	7,572	7,596
Total liabilities	64,391	66,213
Redeemable non-controlling interest	—	36
Equity:
Intercontinental Exchange, Inc. shareholders’ equity:
Common stock	6	6
Treasury stock, at cost	(590)	(40)
Additional paid-in capital	11,381	11,306
Retained earnings	5,468	4,789
Accumulated other comprehensive loss	(367)	(344)
Total Intercontinental Exchange, Inc. shareholders’ equity	15,898	15,717
Non-controlling interest in consolidated subsidiaries	35	37
Total equity	15,933	15,754
Total liabilities and equity	$80,324	$82,003

Non-GAAP Financial Measures and Reconciliation
We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with our GAAP results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparison of results because the items described below as adjustments to GAAP are not reflective of our core business performance. These financial measures are not in accordance with, or an alternative to, GAAP financial measures and may be different from non-GAAP measures used by other companies. We use these adjusted results because we believe they more clearly highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our core operating performance. We strongly recommend that investors review the GAAP financial measures and additional non-GAAP information included in our Quarterly Report on Form 10-Q, including our consolidated financial statements and the notes thereto.

Adjusted net income attributable to ICE common shareholders and adjusted diluted earnings per share for the periods presented below are calculated by adding or subtracting the adjustments described below, which are not reflective of our cash operations and core business performance, and their related income tax effect and other tax adjustments (in millions, except for per share amounts):

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
Net income attributable to ICE	$418	$357
Add: Interactive Data and NYSE transaction and integration costs	8	7
Add: Amortization of acquisition-related intangibles	67	77
Add: Net loss on divestiture of NYSE Governance Services	6	—
Add: Foreign exchange loss and transaction expenses on sale of Cetip	9	—
(Less): Income tax effect for the above items	(60)	(30)
Adjusted net income attributable to ICE	$448	$411

Diluted earnings per share attributable to ICE	$0.70	$0.60

Adjusted diluted earnings per share attributable to ICE	$0.75	$0.69

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) is a Fortune 500 company that operates a leading network of regulated exchanges and clearing houses, and is a provider of global data and listing services. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is the world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 7, 2017. We caution you not to place undue reliance on these forward looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

Investor & Media Contact:

Kelly Loeffler, SVP Investor Relations & Corp. Communications

+1 770 857 4726

kelly.loeffler@theice.com